UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 26, 2005
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51360 (Commission File Number)	20-2197030 (I.R.S. Employer Identification No.)
4643 South Ulster Street, Suite 1300 Denver, CO 80237
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (303) 220-6600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On August 26, 2005, Liberty Global, Inc. (the “Company”) entered into a Third Supplemental Indenture with UnitedGlobalCom, Inc., a wholly owned subsidiary of the Company (“UGC”), and The Bank of New York, as Trustee, (the “Third Supplemental Indenture”), which amends and supplements the Indenture, dated as of April 6, 2004, as amended by the First Supplemental Indenture thereto and the Second Supplemental Indenture thereto (as so supplemented, the “Indenture”), under which UGC’s 1 3/4% Convertible Senior Notes due April 15, 2024 (the “Senior Notes”) in the principal amount of €500,000,000 are outstanding. The Third Supplemental Indenture effects certain changes to the Indenture as a result of the Company’s stock dividend of one share of its Series C common stock for each share of its Series A common stock and each share of its Series B common stock outstanding at 5:00 p.m., New York City time, on Friday, August 26, 2005 (the “Record Date”). Pursuant to the Third Supplemental Indenture, Holders of the Senior Notes will have the right to receive, upon conversion of their Senior Notes, in addition to the shares of Series A common stock to which they are entitled (or, at the option of UGC, one of the other settlement options available to UGC under the Indenture), the number of shares of Series C common stock they would have received had they converted their Senior Notes immediately prior to the Record Date.
     A copy of the Third Supplemental Indenture is attached hereto as Exhibit 99.1 and incorporated herein by this reference. The foregoing description of the Third Supplemental Indenture is qualified in its entirety by reference to the full text of the Third Supplemental Indenture set forth in Exhibit 99.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIBERTY GLOBAL, INC.
Date: August 29, 2005	By:	/s/ Elizabeth M. Markowski
Elizabeth M. Markowski
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Third Supplemental Indenture, dated as of August 26, 2005, by and among Liberty Global, Inc., UnitedGlobalCom, Inc. and The Bank of New York, as Trustee